                                                                   Exhibit 10.21

                              FORBEARANCE AGREEMENT

         This Forbearance Agreement is entered into as of September ____, 2000, by and between The Lamaur Corporation ("Lamaur") and __________________ (the "Creditor").

                                    RECITALS
                                    --------

         A. WHEREAS, Lamaur is indebted to its general unsecured creditors in the approximate aggregate amount of $8,000,000, as of February 29, 2000, (the "Existing Debt"). An unsecured Creditors Committee was formed consisting of some of the largest unsecured creditors of Lamaur, including Owens Illinois, Inc., U.S. Can Company, Seaquist Perfect, AeroPres Corp., Longview Fibre, Cognis Corp., and National Starch and Chemical. Lamaur and the Committee agreed to address Lamaur's repayment of the Existing Debt in accordance with the terms of this Forbearance Agreement.

         B. WHEREAS, as a result of the Existing Debt, Lamaur's general unsecured creditors are entitled to pursue certain remedies to attempt to recover the Existing Debt according to state law. Lamaur has asked the Committee, on behalf of all general unsecured creditors of Lamaur, to forbear from exercising those remedies relating to the recovery of the Existing Debt and to encourage other unsecured creditors to do likewise and the Committee on behalf of all general unsecured creditors of Lamaur has agreed.

         C. WHEREAS, the Committee, on behalf of all general unsecured creditors, requested and Lamaur agreed to grant a security interest in certain Lamaur assets to the Committee, on behalf of all unsecured creditors.

         D. WHEREAS, the Committee, on behalf of all general unsecured creditors, requested and Lamaur agreed to grant the Committee members access to certain corporate records, subject to the execution of a Confidentiality Agreement, to enable the Committee to monitor the performance of Lamaur under this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. Acknowledgment of Liability. As of the date of this Forbearance Agreement, Lamaur owes its general unsecured creditors an amount equal to the Existing Debt. Notwithstanding the foregoing, Lamaur reserves any and all claims, offsets or defenses that Lamaur may now have with respect to the payment of the Existing Debt.

         2. Forbearance. Lamaur acknowledges and agrees that neither the Committee, nor Lamaur's general unsecured creditors is in any way agreeing to waive any claim against Lamaur as a result of this Forbearance Agreement or the performance by the parties of their respective obligations hereunder. Subject to the conditions curtained herein and performance by Lamaur of alt of the teams of this Forbearance Agreement after the date hereon the Committee and Creditor shall, until December 31, 2001, forbear from exercising any remedies they may have against

Lamaur as a result of their status as unsecured creditors of Lamaur as of the date hereof or the occurrence of any default(s) under any agreement(s) relating thereto by and between Lamaur and the Committee or Credits. This forbearance shall not be deemed a continuing waiver or forbearance with respect to any default which may occur under any such agreement(s) or hereunder after the date of this Forbearance Agreement.

         3. Payment Terms. Lamaur agrees to provide each of its general unsecured creditors with a choice of payment of such creditor's portion of existing debt to be made in writing by each creditor, consisting of:

                  A. Either an immediate 60% payment in full of the total nondisputed outstanding debt to the individual creditors holding claims of up to a total of $5,000, or those creditors holding claims of larger than $5,000 who elect to reduce their claim to $5,000 to obtain 60% of $5,000, or

                  B. 100% payment of the total nondisputed outstanding debt as follows:

                  1. 40% of the total allowed claim to be paid upon execution of this agreement to accept the payment schedule,

                  2.       5% to be paid on or before June 30, 2000,

                  3.       22% to be paid on or before January 2, 2001,

                  4.       5% to be paid on or before June 30, 2001,

                  5.       28% to be paid on or before December 31, 2001

4.       Miscellaneous.

                  a. Successors and Assigns. This Forbearance Agreement shall be binding upon and shall inure to the benefit of the Creditor and Lamaur and their respective constituents, successors and assigns; provided, however, that the foregoing shall not authorize any assignment by the Creditor of any of its rights or duties hereunder.

                  b. Entire Agreement. This Forbearance Agreement contains the entire agreement of the parties hereto and supersedes any other oral or written agreements or understandings with respect to the subject matter hereof

                  c. Governing Law. The parties acknowledge and agree that the conditions, validity and enforceability of any terms or provisions of this Forbearance Agreement shall be determined by the laws of the State of Minnesota governing contracts entered into and to be performed in the State of Minnesota.

                  d. Interpretation of Agreement. This Agreement, the exhibits hereto, and the documents to be executed in connection herewith, constitute a fully negotiated agreement among commercially sophisticated parties and therefore shall not be construed or interpreted for or against any party.

                  e. Venue. Any action to enforce, interpret or challenge the terms of this Agreement, the exhibits hereto, and the documents to be executed in connection herewith shall be brought within the State or Federal Courts of Minnesota, as appropriate.

                  f. Attorneys' Fees and Costs. The parties hereto shall bear their own costs and attorneys' fees related to this Forbearance Agreement.

                  g. Time is of the Essence. Time is of the essence as to each and every term and provision of this Forbearance Agreement.

                  h. Counterparts. This Forbearance Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

                  i. Legal Effect. If any provision of this Forbearance Agreement conflicts with applicable law, such provision shall be deemed severed from this Forbearance Agreement, and the balance of this Forbearance Agreement shall remain in full force and effect.

                  j. Due Authorization. Each individual executing this Forbearance Agreement on behalf of an entity is duly authorized to so execute this Forbearance Agreement and the entity on behalf of which this Forbearance Agreement is so executed is valid, binding and enforceable against such entity.

         IN WITNESS WHEREOF, the undersigned have executed this Forbearance Agreement as of the first date above written.


                                      THE LAMAUR CORPORATION


                                      By:
                                             ----------------------------------
                                      Title:
                                             ----------------------------------

                                      CREDITOR


                                      By:
                                             ----------------------------------
                                      Title:
                                             ----------------------------------


                                      Indicate Payment Option:
                                                               ----------------